                                DISTRIBUTOR AGREEMENT

                                    by and between


                        PEREGRINE/BRIDGE TRANSFER CORPORATION

                                         and

                                  NEON SYSTEMS, INC.

                                  TABLE OF CONTENTS


Article 1   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Article 2   License Grant . . . . . . . . . . . . . . . . . . . . . . . . .    2
Article 3   Pricing and Payment . . . . . . . . . . . . . . . . . . . . . .    4
Article 4   Order, delivery and Acceptance. . . . . . . . . . . . . . . . .    4
Article 5   Representations and Warranties of Licensee. . . . . . . . . . .    5
Article 6   Representations and Warranties of Licensor. . . . . . . . . . .    6
Article 7   Covenants of Licensee . . . . . . . . . . . . . . . . . . . . .    6
Article 8   Covenants of Licensor . . . . . . . . . . . . . . . . . . . . .    9
Article 9   Indemnification . . . . . . . . . . . . . . . . . . . . . . . .   10
Article 10  Agreement Not to Compete, Confidentiality . . . . . . . . . . .   12
Article 11  Audits. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Article 12  Limited Warranties. . . . . . . . . . . . . . . . . . . . . . .   14
Article 13  Liability . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Article 14  Term and Termination. . . . . . . . . . . . . . . . . . . . . .   16
Article 15  General . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18


                                       EXHIBITS

          Exhibit A         List of Products
          Exhibit B         The Territory
          Exhibit C         Sublicense Agreement
          Exhibit D         Agreement for Trial

                                DISTRIBUTOR AGREEMENT

DISTRIBUTOR AGREEMENT (the "Agreement") is made as of the 1st day of January, 1996 by and between Peregrine/Bridge Transfer Corporation, a Delaware corporation (the "Licensor"), and Neon Systems, Inc., a Delaware corporation (the "Licensee").

WHEREAS, Licensor is engaged in the development, support and licensing of certain computer software products, including without limitation the computer software products fisted in EXHIBIT A to this Agreement; and

WHEREAS, Licensee desires to obtain from Licensor, and Licensor desires to grant to Licensee, the right to market and sublicense the Licensed Products (as defined herein) in accordance with the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.


                                      ARTICLE 1
                                     DEFINITIONS

1.1 "Customer" means a person or entity that has acquired, or has indicated its interest in acquiring from Licensee, or from a Redistributor if so specified herein, a non-exclusive and nontransferable Sublicense to use one
     (1) or more of the Licensed Products.

1.2 "Documentation" means all visually readable materials published or made available by Licensor during the term of this Agreement for use by Customers in connection with the Licensed Products.

1.3 "Emergency Fix" means a temporary correction of a problem in a Licensed Product reported by Licensee to Licensor that may take the form of a written instruction or magnetic or optical media.

1.4 "Licensed Product" means any copy, or part thereof, of object code of the software products listed on EXHIBIT A attached to this Agreement, as well as any Upgrades or other material distributed to Licensee by Licensor in connection with such software products.

1.5 "Master Copy" means the initial object code copy of each Licensed Product and of any subsequent Upgrades or other derivations distributed to Licensee by Licensor under this Agreement.

1.6 "Redistributor" means any individual or entity that is granted a license by Licensee to copy and sublicense one or more Licensed Products to Customers.

1.7 "Sublicense" means the sublicense agreement to be entered into by Customers, the form of which is attached hereto as EXHIBIT C, or such form as otherwise may be approved by Licensor pursuant to this Agreement.

1.8 "Sublicense Copy" means an object code copy of the Licensed Product that Licensee licenses from Licensor and inventories for sublicensing to Redistributors and Customers.

1.9 "Territory" means that geographic area specified in EXHIBIT B attached to this Agreement.

1.10 "Upgrade" means any revision, adaptation or new version of a Licensed Product which enhances a Licensed Product and which is offered by Licensor to registered users of that Licensed Product as an "upgrade."

                                      ARTICLE 2
                                    LICENSE GRANT

Section 2.1 USE OF MASTER COPY. Licensor hereby grants to Licensee a non-exclusive, worldwide right to use and reproduce the Master Copy of each Licensed Product and the related Documentation during the term of this Agreement for testing, demonstration to Redistributors. and Customers, support and maintenance, if any, back-up and archive purposes.

Section 2.2 SUBLICENSING. Licensor hereby grants to Licensee an exclusive in the Territory to (1) make Sublicense Copies and copies of the Documentation to meet the demand of Redistributors and Customers and (2) market and sublicense Sublicense Copies and copies of the Documentation, together with any copies of promotional and other materials which Licensor may produce or obtain from time to time to assist Licensee in marketing and sublicensing the Licensed Products during the term of this Agreement by any one or more of the following means:

     (a) TO A REDISTRIBUTOR: To a Redistributor pursuant to a Redistributor Agreement containing substantially the same terms and conditions as are set forth in this Agreement (subject to Section 2.5) and a Sublicense with each Customer of Redistributor in accordance with subsection 2.2(b); or

     (b)  TO CUSTOMERS: Pursuant to a Sublicense signed by the Customer.

Section 2.3 AGREEMENTS FOR TRIAL. Licensee may make available the Licensed Products or Documentation to any Redistributor or Customer who wishes to test the Licensed Products on a trial basis so long as such Redistributor or Customer has entered into an Agreement For Trial with Licensee in the form attached to this Agreement as EXHIBIT D.

Section 2.4 MAINTENANCE AND SUPPORT AGREEMENTS. Licensee may make available to Customers maintenance, support and upgrade services only under the terms contained in the Sublicense or other written maintenance and support agreement pertaining to such services.

Section 2.5 REVIEW OF ARRANGEMENTS. Licensee shall not enter into any agreement referred to in this Article 2 with any Redistributor or Customer until each such agreement has been submitted to and approved by Licensor. Within five
(5) business days after its receipt of any such agreement, Licensor shall notify Licensee whether it approves or disapproves of the agreement and, if it disapproves of the agreement, Licensor shall provide written notice of the reasons therefor, including any changes that would require to approve of the agreement. If Licensor fails to notify Licensee of its approval or disapproval of any such agreement within such period of time, the agreement shall be deemed to be approved by Licensor.

Section 2.6 TERMS OF AGREEMENTS. Licensee shall ensure that the terms of any Redistributor Agreement and, to the extent a Sublicense must be modified to comply with applicable law, any Sublicense executed in connection with the Licensed Products do not:

     (a) Diminish or limit any of the rights of Licensor in the Licensed Products or Documentation;

     (b) Diminish or limit the enforceability of the proprietary rights of Licensor in and to the Licensed Products or Documentation;

     (c) Convey any rights of ownership in the Licensed Products or Documentation to any individual or entity other than Licensor, except for the license rights granted in accordance with the terms of this Agreement;

     (d) Permit the use or duplication of the Licensed Products or Documentation, except as specifically provided in this Agreement or in the Sublicense; or

     (e) Permit disclosure of proprietary information regarding the Licensed Products or Documentation.

Section 2.7 NATURE OF GRANT. Licensee shall not have any rights of ownership or other proprietary rights in the Licensed Products or any Documentation by virtue of this Agreement, except for the license grants set forth herein.

Section 2.8 TRADEMARKS AND COPYRIGHT. Licensor hereby grants to Licensee a non-exclusive right to use the trademarks, service marks, trade names, copyrights, logos and designations (collectively, the "Marks") relating to the Licensed Products or the Documentation during the term of this Agreement in the marketing by Licensee of the Licensed Products, provided that such Marks clearly indicate Licensor as the owner of the Marks whenever the Licensed Product or Documentation is first mentioned in any written material referencing the Licensed Product and the proper symbol is used in a superscript following the Marks. Licensor promptly shall provide a list of all Marks held by Licensor that relate to the Licensed Products.
Upon reasonable written request by Licensor, Licensee shall provide Licensor with samples of any use of the Marks of Licensor relating to the Licensed Products, including any documentation and object code copies of the Licensed Products that Licensee sublicenses to Redistributors and Customers.

                                      ARTICLE 3
                                 PRICING AND PAYMENT

Section 3.1    FEES TO LICENSOR.

     (a) Licensee shall pay to Licensor for each Licensed Product licensed to a Redistributor or a Customer a licensee fee equal to 50% of all revenues received (without deduction for value added tax, if any, but excluding any revenues for maintenance and support or upgrade services, which revenues are covered in paragraph (b) below) by Licensee under the Redistributor Agreement or Sublicense applicable to such Licensed Product.

     (b) Licensee shall pay to Licensor for maintenance and support and upgrade services provided under the applicable Sublicense or other written maintenance and support agreement with or approved by Licensee for each of the Licensed Products a fee equal to 50% of all revenues received (without deduction for value added tax, if any) by Licensee from a Redistributor or Customer relating to maintenance and support services or services for Upgrades or upgrades of systems for such Licensed Product.

Section 3.2 TERMS OF PAYMENT. All fees due to Licensor under this Agreement shall be paid in U.S. Dollars. Fees due to Licensor from invoices rendered by Licensee during the first year of the term hereof will be payable one hundred and twenty (120) days after the date of the Licensee's invoice to a Redistributor or Customer, as the case may be. Fees due to Licensor from invoices rendered on or after the first day of the thirteenth (13th) month through and including the last day of the eighteenth (18th) month of the term hereof will be payable ninety (90) days after the date of such invoice. Fees due to Licensor from invoices rendered thereafter will be payable sixty (60) days after the date of such invoice. Any amount that is not paid when due will bear simple interest from the date such amount is due until the date payment is made at a rate equal to 10% per annum.


                                      ARTICLE 4
                            ORDER, DELIVERY AND ACCEPTANCE

Section 4.1 ORDER AND DELIVERY. Licensee shall deliver to Licensor product orders (or other documents of similar purpose and effect) in writing that are signed by an authorized representative of Licensee and that list the quantity, product name, number, version, license fee and proposed delivery date for such order. Licensor shall ship Licensed Products and Documentation in accordance with Licensee's product orders received and accepted by Licensor. Licensor shall ship Licensed Products and Documentation F.O.B. Licensor's place of business. Licensee shall be responsible for all customs fees and other costs and expenses arising in connection with the transactions contemplated by this Agreement, including costs and expenses related to packing and shipping the Licensed Products and Documentation and any freight and insurance charges, and Licensor may require Licensee to pay for such costs and expenses in advance of shipment of any Licensed Products or Documentation. Licensor shall not be liable to Licensee for delays in shipments due to causes beyond Licensor's reasonable control. Licensor reserves the right to reject any product order, to cancel any product orders placed by Licensee and accepted by Licensor and to refuse or delay shipment thereof if Licensee fails to make any payments as provided in this Agreement or otherwise continues to fail to comply with the terms and conditions of this Agreement for thirty (30) days after delivery of written notice of such failure.

Section 4.2 TIME FOR ACCEPTANCE. Licensee shall accept or reject the Licensed Products or Documentation within a ten (10) day evaluation period after receipt of such Licensed Product and the related Documentation by Licensee. If Licensee fails to give Licensor written notice of its rejection of such Licensed Products or Documentation within such ten (10) day evaluation period or Licensee ships such Licensed Products or Documentation to a Redistributor or Customer, then such Licensed Products and Documentation will be deemed to be accepted by Licensee.

Section 4.3 REJECTION. If Licensee rejects any Licensed Product in accordance with Section 4.2 because such Licensed Product fails to conform to the Documentation relating to such Licensed Product, Licensee shall notify Licensor promptly in writing to that effect and return all copies of such Licensed Product to Licensor with a certification by an authorized representative of Licensee that all copies have been returned to Licensor or have been destroyed and Licensor shall refund to Licensee the amount paid by Licensee to Licensor for such Licensed Products.


                                      ARTICLE 5
                      REPRESENTATIONS AND WARRANTIES OF LICENSEE

Section 5.1 AUTHORITY. Licensee represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and that it is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required by applicable law, except where the failure to be so qualified would not have a material adverse effect on Licensee or the assets of Licensee. Licensee represents and warrants that it has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby and that this Agreement has been duly executed and delivered by Licensee and constitutes a valid and binding obligation of Licensee enforceable in accordance with its terms.

Section 5.2 ABILITY TO PERFORM. Licensee represents and warrants that it has sufficient facilities, resources and personnel to adequately perform its obligations under this Agreement and that no existing arrangement, contractual or otherwise, will cause Licensee to breach the terms of this Agreement or prevent Licensee from fulfilling its obligations under this Agreement.


                                      ARTICLE 6
                      REPRESENTATIONS AND WARRANTIES OF LICENSOR

Section 6.1 AUTHORITY. Licensor represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and that it is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required by applicable law, except where the failure to be so qualified would not have a material adverse effect on Licensor or the assets of Licensor. Licensor represents and warrants that it has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby and that this Agreement has been duly executed and delivered by Licensor and constitutes a valid and binding obligation of Licensor enforceable in accordance with its terms.

Section 6.2 TITLE TO LICENSED PRODUCTS. Licensor represents and warrants that it possesses all right, title and interest in and to the Licensed Products and the Documentation and that the use of each of the Licensed Products and the Documentation by Licensee, a Redistributor or a Customer will not in any way constitute an infringement or other violation of any copyright, trade secret, trademark, patent or other intellectual property fights or any proprietary information or nondisclosure or other rights of any third party. Licensor represents and warrants that no existing arrangement, contractual or otherwise, will cause Licensor to breach the terms of this Agreement or prevent Licensor from fulfilling its obligations under this Agreement.


                                      ARTICLE 7
                                COVENANTS OF LICENSEE

Section 7.1 DUTIES OF LICENSEE. Licensee shall be solely responsible for the proper advertising, demonstration, shipment, export and collection of payment relating to the Licensed Products and Documentation in the Territory. The duties of Licensee include without limitation the following:

     (a) Advertising the Licensed Product in appropriate media, contacting and developing Customers and prospective Redistributors by telephone and otherwise, providing information concerning Licensed Products to Customers and prospective Redistributors and advising such Customers and prospective Redistributors on the selection and use of the Licensed Products.

     (b) Complying with Licensee's warranty obligations as set forth in its agreements with Redistributors and Customers.

     (c) Sending at Licensee's expense qualified and appropriate personnel of Licensee to participate in training sessions, which shall be conducted by Licensor from time to time without charge to Licensee for the benefit of Licensee and Licensee's personnel.

     (d) Obligating each Redistributor to keep complete and accurate records of such Redistributor's Customers, leads to prospective Customers, the number and type of Licensed Products licensed by such Redistributor and such related operating and financial data as Licensor reasonably may request from time to time for the sole purpose of monitoring the Licensed Products.

Section 7.2 DOCUMENTATION. Licensee shall represent accurately and completely the Licensed Products to Customers as to quality, function, purpose and compatibility in accordance with the Documentation whenever the Licensed Products are referenced, demonstrated or advertised. Licensee shall obtain prior written approval from Licensor for all materials other than the Documentation to be used by Licensee in connection with trials, demonstrations and agreements relating to the Licensed Products, and such approval shall not be unreasonably withheld or delayed by Licensor. Licensee shall give Licensor and any licensors of Licensor appropriate credit for the authorship of the Licensed Products and Documentation at any seminar, trade show or other presentation of the Licensed Products.

Section 7.3 EXPORTING AND SHIPMENT. Licensee shall obtain prior written approval from Licensor and any required export licenses from the United States Department of Commerce, Office of Export Administration or other applicable domestic or foreign governmental agency before exporting any Licensed Product or Documentation from the United States. Licensee agrees and covenants to comply fully with all applicable laws, rules and regulations, and to adopt such policies and procedures in connection with, the exporting of the Licensed Products and Documentation as may be required thereby. Each party to this Agreement shall cooperate fully with the other party to this Agreement and any governmental authorities by giving consents or information or providing or executing such documents as reasonably may be required to comply fully with such laws, rules or regulations existing now or in the future.

Section 7.4    TAXES AND TARIFFS.

     (a) Licensee shall pay any and all taxes (other than taxes on Licensor's net income), tariffs, import and export duties or other fees imposed or assessed in connection with the transactions contemplated by this Agreement, including the delivery of Licensed Products and Documentation to Licensee and the shipment of Licensed Products from Licensee to a Redistributor or Customer.

     (b) in the event that Licensee is required by law to withhold any form of tax, tariff or duty from any amount payable to Licensor under this Agreement, then Licensee shall provide Licensor with copies of all documentation required in connection with such withholdings and shall provide to Licensor all assistance requested by Licensor in applying for relief from such withholding obligations and in substantiating corresponding tax, duty or tariff credits or deductions which may be available to Licensor with respect to such withholding under applicable law.

Section 7.5 BOOKS AND RECORDS. Licensee shall keep proper records and books of account concerning the reproduction and sublicensing of the Licensed Products that are adequate to determine the amount of fees owed to Licensor and Licensee shall preserve such records and books in a safe place for a period of five (5) years following termination of this Agreement.

Section 7.6 MONTHLY REPORT. On or prior to the fifteenth (15th) day of each calendar month Licensee shall deliver to Licensor a written report certified as true and correct by an authorized office of Licensee stating (a) each Agreement for Trial entered into by Licensee during the previous calendar month, together with the expected revenues, if any, to Licensee under each such agreement, (b) each Sublicense entered into by Licensee during the previous calendar month, together with the expected revenues to Licensee for each such Sublicense, (c) each Redistributor Agreement entered into by Licensee during the previous calendar month, together with the expected revenues to Licensee for each such agreement, and (d) a list of invoices, together with the dollar amounts thereof, sent by Licensee to each Redistributor and Customer during the previous calendar month.

Section 7.7 FINANCIAL STATEMENTS. Licensee shall provide (but shall not be obligated to do so more frequently than twice annually) to Licensor financial statements, credit ratings or other evidence of Licensee's financial condition promptly upon written request of Licensor.

Section 7.8 REPLACEMENTS. Licensee shall honor any proper refund or replacement requests received for the Licensed Products from Redistributors pursuant to the applicable Redistributor Agreement or from Customers pursuant to a Sublicense. Upon receipt of any such properly returned Licensed Products, Licensor shall refund to Licensee the amount paid by Licensee to Licensor for such Licensed Products. Licensee shall instruct Redistributors and Customers to direct all refund requests directly to Licensee rather than Licensor.

Section 7.9 MODIFICATIONS. Licensee shall not make any modifications to or derivations of the Licensed Products without the prior written consent of Licensor, except in the case of an Emergency Fix. Licensee shall not reverse engineer or otherwise attempt to reproduce the source code of any Licensed Product. In the event that Licensee makes any modification, alteration or enhancement to the Licensed Product or Documentation (including but not limited to an Emergency Fix), such modification, alteration or enhancement, including all intellectual property rights thereto, will be and remain the sole and exclusive property of Licensor. Any suggestions or changes desired by Licensee to the Licensed Product or Documentation shall be made by

Licensee in writing to Licensor and, if incorporated into the Licensed Product or Documentation, shall be the property of Licensor.

Section 7.10 COPYRIGHT AND OTHER PROPRIETARY NOTICES. Licensee shall ensure that the copyright, trademark and any other proprietary notices of Licensor or other legends contained in or on any copies of the Licensed Products or Documentation remain in or on the original Licensed Product or Documentation and any copies of such product or documentation reproduced by Licensee. The existence of any copyright, trademark or other proprietary notices in or on the Licensed Product or Documentation shall not be construed as a publication of the Licensed Product or Documentation.

Section 7.11 NO ENCUMBRANCES. Licensee shall not engage in the lease, transfer, rental or loan of the Licensed Products or Documentation and Licensee shall not allow the Licensed Products or Documentation to become encumbered by any means.

Section 7.12 NO INCONSISTENT WARRANTIES. Licensee shall not, and shall obligate Redistributors not to, make or pass on to Customers any warranty or representation on behalf of Licensor inconsistent with or in addition to the limited warranty contained in the Sublicense.

Section 7.13 DISPUTES BETWEEN LICENSEE AND CUSTOMERS. Licensee shall notify Licensor promptly concerning any threatened legal proceedings between Licensee on the one hand and a Redistributor or a Customer on the other hand and of any legal notices served on, or legal actions commenced against, Licensee regarding the Licensed Products or Documentation which might affect Licensor. Licensee shall not institute proceedings or enter into a compromise with any third party with whom it is in dispute concerning the Licensed Products or Documentation without the prior written consent of a duly authorized officer of Licensor, which consent shall not be unreasonably withheld or delayed by Licensor.

Section 7.14 TRANSLATION. Licensee shall not translate any portion of the Licensed Products, including any Documentation, into any other language without the prior written permission of Licensor.

Section 7.15 INTELLECTUAL PROPERTY REGISTRATION. Without the prior written consent of Licensor, Licensee shall not register, apply for registration or in any other way attempt to obtain any intellectual property rights relating to any Licensed Product, any Documentation or any part thereof or take any action that materially and adversely affects such rights held by Licensor.


                                      ARTICLE 8
                                COVENANTS OF LICENSOR


Section 8.1 Licensor shall be solely responsible for delivering to Licensee a Master Copy of each Licensed Product and Documentation and for the maintenance and support of the

Sublicense Copies and Documentation used by any Redistributors and Customers. The duties of Licensor include the following:

     (a) Delivering a Master Copy of each Licensed Product and Documentation, including any Upgrades as they become available, to permit Licensee to
          (1) make Sublicense Copies and copies of the Documentation to meet the demand of Redistributors and Customers and (2) market and license Sublicense Copies and copies of the Documentation, together with the copies of promotional and other materials which Licensor may produce from time to time in order to assist Licensee in marketing and sublicensing the Licensed Products during the term of this Agreement.

     (b) Employing a sufficient number of skilled technicians experienced in the computing industry and familiar with the Licensed Products and Documentation to provide adequate technical support and assistance to all Redistributors and Customers.

     (c) Providing competent instruction to Redistributors and Customers regarding the use and installation of the Licensed Products.

     (d) Providing information, including by means of telephone support, to Redistributors and Customers as to the proper procedures and persons to contact to enable the proper installation and operation of the Licensed Products and providing responsive answers to questions and problems regarding the use and operation of the Licensed Products.

     (e) Providing technical assistance in supporting the Licensed Products and correcting any errors in the Licensed Products on an ongoing basis.

     (f) Delivering to Licensee sample copies of all Licensor's marketing and licensing materials relating to the Licensed Products in use in the United States of America for copying and distribution in the Territory at Licensee's expense.

Section 8.2 REGISTRATION FOR TRADEMARKS AND COPYRIGHTS. Licensor shall use its best efforts to register in its name all Marks relating to the Licensed Products in the Territory and Licensor shall bear all costs of such registration and the maintenance and enforcement of all such rights and shall notify Licensee from time to time of all successful and unsuccessful registrations.


                                      ARTICLE 9
                                   INDEMNIFICATION

Section 9.1 INDEMNIFICATION OF LICENSOR. Licensee hereby agrees to defend and indemnify Licensor and Licensor's officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses incurred therein or in enforcing the indemnity), as incurred, for or on account of or arising from or in connection with or otherwise with respect to any breach of any representation, warranty or covenant of Licensee contained in this Agreement or any document delivered in connection herewith.

Section 9.2 INDEMNIFICATION OF LICENSEE. Licensor hereby agrees to defend and indemnify Licensee and Licensee's officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses incurred therein or in enforcing the indemnity), as incurred, for or on account of or arising from or in connection with or otherwise with respect to any breach of any representation, warranty or covenant of Licensor contained in this Agreement or any document delivered in connection herewith.

Section 9.3 INDEMNIFICATION PROCEDURE. Promptly after acquiring knowledge of any loss, action, suit, investigation, proceeding, demand, assessment, audit, judgment or claim against Licensor or Licensee, or as to which Licensor or Licensee may be liable, a party entitled hereunder to be indemnified shall give written notice thereof to the party obligated hereunder to provide indemnification. The indemnifying party at its own expense promptly shall defend, contest or otherwise protect against any damage, loss, deficiency, liability, claim, encumbrance, penalty, cost, expense, action, suit, investigation, proceeding, demand, assessment, audit, judgment or claim made by a third party against which such indemnifying party has agreed to indemnify any indemnified party, and each indemnifying party shall receive from the indemnified party all necessary and reasonable cooperation in said defense, including without limitation the services of employees of the indemnified party who are familiar with the transactions out of which any such damage, loss, deficiency, liability, claim, encumbrance, penalty, cost, expense, action, suit, investigation, proceeding, demand, assessment, audit, judgment or claim may have arisen. The indemnified party shall have the right to control the defense of any such third party proceeding unless it is relieved of its liability hereunder with respect to such defense by the indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the indemnified party; provided that the fees and expenses of the indemnified party's counsel shall be at the expense of the indemnifying party if (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party or (ii) such indemnified party shall have been advised by counsel hat there is a conflict of interest or issue conflict involved in the representation by counsel employed by the indemnifying party in the defense of such action on behalf of the indemnified party or that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party (in which case the indemnifying party shall not have the fight to assume the defense of such action on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not be liable, in connection with any one such action or separate but substantially similar or related actions in the same Jurisdiction arising out of the same general allegations or circumstances, for the reasonable fees and expenses of more than one separate firm of attorneys for the indemnified party, which firm shall be designated in writing by the indemnified party). The indemnifying party shall have the right, at its option and unless so relieved, to compromise, at its own expense by its own counsel, any such matter involving the asserted liability to a third party of the indemnified party. In the event that the indemnifying party shall undertake to compromise any such asserted liability, the indemnifying party shall notify the indemnified party promptly of its intention to do so. In the event that an indemnifying party after written notice from an indemnified party fails to take timely action to defend any such damage, loss, deficiency, liability, claimed encumbrance, penalty, cost, expense, action, suit, investigation, proceeding, demand, assessment, audit, judgment or claimed the indemnified party shall have the right to defend the same by counsel of its own choosing but at the cost and expense of the indemnifying party. In the event that the indemnified party defends such an asserted liability, it shall not compromise any such asserted liability without the written consent of the indemnifying party, such consent not to be unreasonably withheld or delayed.

Section 9.4 FURTHER REMEDIES FOR INFRINGEMENT. If Licensee is prevented from its normal use of any Licensed Product or Documentation by injunction or court order arising from, relating to or in connection with any alleged or actual infringement on the intellectual property rights of a third party relating to any Licensed Product or Documentation, then Licensor at its option and in addition to the other remedies contained in this Agreement and at no expense, loss or damage to Licensee shall (a) replace such Licensed Product or Documentation free of any such infringement, (b) modify such Licensed Product or Documentation so that it is free of any such infringement or (c) procure for the benefit of Licensee, whether by license or other release of claim of infringement, the fight to make Sublicense Copies and copies of the Documentation to meet the demand of Redistributors and Customers and to market and sublicense Sublicense Copies and copies of the Documentation.


                                      ARTICLE 10
                      AGREEMENT NOT TO COMPETE, CONFIDENTIALITY

Section 10.1 NONCOMPETITION. Each of Licensor and Licensee understands and acknowledges that Licensor shall be entitled to protect and preserve the going concern value of Licensor's business to the extent permitted by law and that Licensor would not have entered into this Agreement absent the provisions of this Section 10.1 and, therefore, each of Licensor and Licensee agrees that during the term of this Agreement Licensee shall not engage in, represent in any way or be connected with directly or indirectly any business competing with the Licensed Products.

Section 10.2 CONFIDENTIAL INFORMATION. Licensee understands and agrees that the Licensed Products and any related information marked "Confidential" constitute valuable intellectual property and trade secrets of Licensor and embody substantial creative efforts and confidential information, ideas and expressions belonging to Licensor. Licensor understands and agrees that any reports supplied pursuant to this Agreement by Licensee to Licensor relating to the Licensed Products contain proprietary information of Licensee. The Licensed Products and related information and such reports are referred to collectively in this Agreement as the "Confidential Information." Each party to this Agreement shall observe at all times complete confidentiality with regard to the Confidential Information of the other party to this Agreement held by such party and shall not permit or authorize access to or disclosure of any such Confidential Information to any other person or entity other than such party's employees and consultants who have executed confidentiality agreements with terms substantially similar to this Agreement. This Section 10.2 will not apply to any Confidential Information that is required to be disclosed by applicable law or any Confidential Information that becomes (a) public other than by virtue of a breach of this
Section 10.2 or (b) available to such party from another source (other than any independent contractor engaged by such party to audit pursuant to this Agreement the records of the other party hereto) that is not subject to a confidentiality agreement with the other party hereto of which such party at that time is aware.

Section 10.3 UNAUTHORIZED USE. Each party to this Agreement shall notify the other party to this Agreement promptly in writing of the existence of any circumstances surrounding any unauthorized knowledge, possession or use of the Confidential Information by any person or entity other than the parties to this Agreement and each of their authorized employees and consultants.

Section 10.4 REMEDY. Notwithstanding any other provision of this Agreement, each of the parties to this Agreement understands and agrees that the remedy of indemnity payments pursuant to this Agreement and other remedies at law would be inadequate in the case of any breach of the covenants contained in this Article 10 and each party to this Agreement agrees that the other party to this Agreement shall be entitled to equitable relief, including the remedy of specific performance, without posting of bond or other security, with respect to any breach or attempted breach of such covenants.


                                      ARTICLE 11
                                        AUDITS

Section 11.1 AUDITS. During the term of this Agreement and the five (5) year period immediately following termination of this Agreement, Licensor will have the right, at its own expense, to audit and examine Licensees records concerning either (a) the reproduction and sublicensing of the Licensed Products and the resulting fees due to Licensor or (b) compliance by Licensee with its obligations as to confidentiality under this Agreement. During the term of this Agreement and the five (5) year period immediately following termination of this Agreement, Licensee will have the right, at its own expense, to audit and examine Licensor's records concerning compliance by Licensor with its obligations as to confidentiality under this Agreement. Any such audit shall be conducted during normal business hours, upon at least three business days prior written notification to the party to be audited stating the purpose of the audit and in such a manner so as to not unreasonably interfere with such party's business operations. The auditing party shall keep any and all information derived from any audits confidential. Such information is deemed to be "Confidential Information" within the meaning of Article 10. In relation to such information, the parties to this Agreement are subject to the obligations and remedies set forth in Article 10. The auditing party shall not use such information for any purpose other than the purpose of the audit as stated in such party's written notification for such audit. If an audit of Licensee's records and books of account reveals that Licensee has underpaid the fees due under this Agreement to Licensor for the period under audit, Licensee shall pay to Licensor promptly the amount of the underpayment. If the amount of underpayment for the period under audit exceeds five percent (5%) of the total amount owed during such period, Licensee shall reimburse Licensor for all costs and expenses incurred by Licensor in connection with performing the audit.


                                      ARTICLE 12
                                  LIMITED WARRANTIES


Section 12.1 NO DEFECTS. For twelve (12) months after delivery of the Master Copy of each Licensed Product to Licensee, Licensor warrants that the media in which the Licensed Products are stored shall be free from defects in materials and workmanship, assuming normal use. Licensee may return any defective media to Licensor for replacement free of charge during such twelve (12) month period.

Section 12.2 PERFORMANCE. For twelve (12) months after delivery of any Licensed Product to a Customer, whether Customer receives such Licensed Product from Licensee or a Redistributor, Licensor warrants that each Licensed Product will perform as described in the applicable Documentation. If Licensee or any Redistributor or Customer discovers any errors or discrepancies in the Licensed Products from the Documentation during the twelve (12) month warranty period, Licensee shall notify Licensor promptly in writing of such error or discrepancy in sufficient detail to enable Licensor to recreate the error or discrepancy. If the error or discrepancy is found by Licensee prior to the expiration of the ten (10) day evaluation period set forth in Section 4.2, such evaluation period shall be extended ten (10) days from the date of receipt by Licensee of the corrected Licensed Product from Licensor.

Section 12.3 DUTIES UNDER WARRANTY. If Licensee or any Redistributor or Customer discovers any error in any Licensed Product or discrepancy in any Licensed Product from the Documentation that results in a material loss of performance in the Licensed Product within the twelve (12) month warranty period, then Licensor shall provide Licensee with the correction or method of resolving such error or discrepancy provided that Licensor shall not be responsible for any error or discrepancy caused by failure to use the Licensed Products as specified in the Documentation or any modifications made to any Licensed Product by or on behalf of a party other than Licensor. If such error or discrepancy is not resolved within thirty (30) days after Licensee's written notice to Licensor, then Licensee as its sole remedy may (a) extend the correction period to a date which is agreeable to Licensor and Licensee or (b) return all copies of the Licensed Products to Licensor with a certification by an authorized representative of Licensee that all copies have been returned to Licensor or have been destroyed and that Licensee has not retained any copies thereof and Licensor shall refund to Licensee the amount paid by Licensee to Licensor for such Licensed Products. Licensee shall pay for all services rendered by Licensor in connection with the Licensed Products or Documentation that are not covered or at that time are no longer covered by the warranty described in this Agreement.

Section 12.4 EXCLUSIVE REMEDIES. THE REMEDIES SPECIFIED ABOVE SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF LICENSEE REGARDING THE LICENSED PRODUCTS. LICENSOR SPECIFICALLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS, RAPLIED OR STATUTORY, INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. LICENSOR SPECIFICALLY MAKES NO REPRESENTATIONS REGARDING THE SUITABILITY OF THE LICENSED PRODUCTS FOR THE REQUIREMENTS OF ANY REDISTRIBUTOR. OR CUSTOMER CONCERNING CAPACITY, INTERCONNECTIVITY, EXPANDABILITY OR PERFORMANCE.


                                      ARTICLE 13
                                      LIABILITY


Section 13.1 LIMIT OF LIABILITY. Licensor's total liability to Licensee under any provision of this Agreement shall be limited to the amount actually paid by Licensee to Licensor for the Licensed Product giving rise to the liability. The existence of claims or suits against more than one Licensed Product shall not enlarge or extend the limit. The parties to this Agreement acknowledge that each of them relied upon the inclusion of this limitation in consideration of entering into this Agreement. IN NO EVENT SHALL A PARTY TO THIS AGREEMENT BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE USE, OR INABILITY TO USE, THE LICENSED PRODUCTS OR ARISING OUT OF THIS AGREEMENT, INCLUDING BUT NOT LMTED TO LOSS OF PROFIT OR OTHER MONETARY LOSS, LOSS OR INTERRUPTION OF DATA OR CONTUTER TIME, ALTERATION OR ERRONEOUS TRANSNUSSION OF DATA OR PROGRAM ERRORS, EVEN IF SUCH PARTY IS ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

                                      ARTICLE 14
                                 TERM AND TERMINATION

Section 14.1 TERM. This Agreement shall be effective until the earlier of (a) its termination in accordance with the provisions of this Article 14 or (b) the date that is two (2) years after the date of this Agreement; provided, however, that this Agreement will renew automatically for successive terms of one (1) year each unless a party to this Agreement delivers written notice of termination to the other party to this Agreement at least sixty (60) days prior to the end of the original or any renewal term or the parties to this Agreement do not agree in writing to the Quota Amount referred to in subsection 14.2(b)(1) for any one (1) year renewal term at least sixty (60) days prior to the commencement of such term.

Section 14.2    TERMINATION.

(a) Either party to this Agreement may terminate this Agreement:

    (1) Immediately upon written notice if the other party to this Agreement becomes insolvent, is the subject of a petition in bankruptcy that is not resolved within thirty (30) days, admits in writing its inability to pay its debts, makes an assignment for the benefit of creditors, ceases doing business or attempts an unauthorized assignment of this Agreement; or

    (2) Immediately upon written notice if the other party to this Agreement performance of any obligation under this Agreement, including failure to promptly pay any amount due hereunder, and fails to cure such default within thirty (30) days after delivery of written notice specifying the default (with any termination as a result of Licensee's failure to pay amounts due under this Agreement resulting in the acceleration of Licensee's obligation to pay all sums due to Licensor under this Agreement).

(b) Licensor may terminate this Agreement:

    (1) Upon ninety (90) days prior written notice if Licensee does not enter into Sublicenses and other agreements relating to the Licensed Products with Redistributors and Customers that result in fees payable to Licensor hereunder in an aggregate amount equal to or greater than the Quota Amount for any year during the term hereof. As used herein, the term "Quota Amount" means $50,000 for each of the first and second years of the original term of this Agreement and an amount agreed to in writing by the parties hereto in respect of any subsequent one year renewal term (provided that such amount equals or exceeds $50,000).
          If Licensor fails to deliver notice of termination pursuant to this subsection 14.2(b)(1) within six (6) months after the end of the term to which such termination relates, Licensor will be deemed to have waived such termination right in respect of such term (but not in respect of subsequent terms); or

    (2) Upon thirty (30) days prior written notice if Licensee enters into an agreement or other arrangement relating to the merger of Licensee with another entity, the acquisition of the majority of Licensee's issued and outstanding capital stock or the acquisition of substantially all of the assets of Licensee.

Section 14.3 DUTIES UPON TERMINATION. Upon the termination or expiration of the term of this Agreement, the parties shall have the following rights and obligations:

     (a) Within five (5) days of written demand by Licensor to Licensee, Licensee shall return or destroy all copies of the Licensed Products and any materials associated with the Licensed Products in Licensee's possession or control, except that Licensee may retain sufficient copies of the Master Copy of each Licensed Product in object code form to enable Licensee to meet its maintenance and support obligations to its Customers, if any.

     (b) Licensee immediately shall cease any use, reproduction, sublicensing or distribution of the Licensed Products or the Documentation.

     (c) Within five (5) days of Licensor's written request, Licensee shall certify in a writing reasonably acceptable to Licensor that except as set forth in this Agreement all copies of the Licensed Products and related material have been delivered to Licensor, destroyed or rendered unusable.

     (d) Licensee shall not use any Licensed Product or Documentation as part of any other product that Licensee may use, sublicense or distribute and Licensee shall cease any use of the Marks associated with the Licensed Products or Documentation.

     (e) All valid Redistributor Agreements and Sublicenses by and between Licensee and any Redistributors and Customers will remain and continue in full force and effect for the remainder of their respective terms, and at Licensor's option Licensee shall assign to Licensor its rights in such agreements with respect to the Licensed Products or Documentation; provided that if Licensor fails to provide reasonable support to any Redistributor or Customer, Licensee may support such Redistributor or Customer without payment of fees to Licensor.

     (f) Licensee promptly shall account for and pay to Licensor all amounts due and owing pursuant to the terms of this Agreement and provide Licensor with all outstanding reports due under this Agreement.

     (g) Licensee immediately shall cease holding itself out as having any connection with any Licensed Product or Licensor, unless Licensee at that time has a connection with Licensor by reason other than this Agreement.

     (h) Licensee shall report to Licensor in reasonable detail the status of all negotiations with prospective Redistributors and Customers or leads to prospective Redistributors and Customers and all services which Licensee is obligated to provide to any Redistributors or Customers.

Section 14.4 RIGHTS NOT EXHAUSTIVE. The fights and remedies of Licensor included in this Article 14 shall not be exclusive and are in addition to any other rights and remedies provided by law or equity.


Section 14.5 SURVIVAL. The provisions of Articles 9, 10 and 11, Section 7.5 and this Section 14.5 and all obligations of Licensee to pay any amounts to Licensor under this Agreement will survive the termination of this Agreement.

                                      ARTICLE 15
                                       GENERAL


Section 15.1 NATURE OF RELATIONSHIP. The relationship existing between Licensee and Licensor is one of an independent contractor, and this Agreement shall not be construed as creating a partnership, joint venture, agency relationship or as granting a franchise under federal or any state law. Each of Licensee and its officers, employees or other representatives shall not enter into or attempt to enter into any obligation on behalf of Licensor. Licensee shall not make any representations to any Redistributors or Customers with respect to the Licensed Products and Documentation, including without limitation representations as to any warranty, covenant or other terms or conditions relating to licensing of the Licensed Products, unless such representations are made (a) in strict accordance with this Agreement or (b) with the prior written consent of Licensor.


Section 15.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed delivered (i) when delivered if delivered personally or by overnight courier or telecopier with proof of delivery or (ii) three (3) days after such communication is deposited in the United States mail with postage prepaid, if delivered, if mailed by registered or certified mail (return receipt requested) to the parties to this Agreement at the following addresses (or at such other address for a party as shall be specified by like notice):


     (a)  if to Licensor, to

          Peregrine/Bridge Transfer Corporation
          14141 Southwest Freeway, Suite 6200
          Sugar Land, Texas 77478
          Attn:     President

     and

     (b)  if to Licensee, to

          Neon Systems, Inc.
          14141 Southwest Freeway, Suite 6200
          Sugar Land, Texas 77478
          Attn: President

Section 15.3 INTERPRETATION. When a reference is made in this Agreement to an Article, Section, subsection or Exhibit, such reference shall be to an Article, Section, subsection or Exhibit of this Agreement unless otherwise indicated.
The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, such term shall be deemed to be followed by the words "without limitation." All accounting terms not defined in this Agreement shall have the meanings determined by generally accepted accounting principles.

Section 15.4 COUNTERPARTS This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties to this Agreement and delivered to the other parties to this Agreement, it being understood that all such parties need not sign the same counterpart. For purposes hereof, delivery shall be deemed effective upon exchange of signed copies of this Agreement by facsimile, provided that originally signed counterparts of this Agreement are transmitted promptly to the other parties hereto.

Section 15.5 ENTIRE AGREEMENT, THIRD PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any person (including any Redistributor or Customer) other than the parties hereto any rights or remedies hereunder, except as provided in Article 9.

Section 15.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE SIATE OF TEXAS.

Section 15.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party to this Agreement; provided, however, that Licensor may assign this Agreement to a subsidiary or entity controlling, controlled by or under common control with Licensor. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be to this Agreement and their respective successors and permitted assigns.

Section 15.8 SEVERABILITY. If any provision of this Agreement, or any portion of any provision hereof, shall be deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future legislative action, such determination or action shall be construed so as not to affect the validity or enforceability hereof and shall not affect the validity or effect of any other portion hereof

Section 15.9 AMENDMENT. This Agreement may be amended only by a written instrument duly signed by each of the parties hereto.

Section 15.10 WAIVER. Any of the terms, covenants, representations, warranties or conditions of this Agreement may be waived only by a written instrument signed by the party to this Agreement waiving compliance. No waiver by any party to this Agreement of any condition or breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty set forth in this Agreement.

IN WITNESS WBEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   LICENSOR:
                                   PEREGRINE/BRIDGE TRANSFER


                                   By: /s/ Charles E Noell
                                      ----------------------------------
                                   Name: Charles E Noell
                                        --------------------------------
                                   Title: General Partner
                                         -------------------------------

                                   LICENSEE:

                                   NEON SYSTEMS, INC.


                                   By: /s/ F. Joseph Backer
                                      ----------------------------------
                                   Name: F. Joseph Backer
                                        --------------------------------
                                   Title: CEO
                                         -------------------------------

                                     EXHIBIT B
                                   THE TERRITORY

                        The Territory included is worldwide.

                                     EXHIBIT C
                                 FORM OF SUBLICENSE

                                  [Form follows.]

                                     EXHIBIT D
                            FORM OF AGREEMENT FOR TRIAL

                                  [Form follows.]

                                 FIRST AMENDMENT TO

                               DISTRIBUTOR AGREEMENT


     THIS FIRST AMENDMENT TO DISTRIBUTOR AGREEMENT (this "Amendment") is made and entered into as of the 1st day of January, 1999, by and between Peregrine/Bridge Transfer Corporation, a Delaware corporation ("Licensor"), and NEON Systems, Inc., a Delaware corporation ("Licensee").

RECITALS:

     Licensor and Licensee are parties to that certain Distributor Agreement dated as of January 1, 1996 (the "Distributor Agreement"). Licensor and Licensee desire to amend the Distributor Agreement as set forth herein.

     NOW, THEREFORE, for and consideration of the mutual covenants of the parties set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follow:

     1. AMENDMENT OF DEFINITIONS. Article 1 of the Distributor Agreement is hereby amended to add thereto the following:

     1.11 "Annual Royalty Advance Requirement" shall mean (i) $1,000,000 in respect of Licensee's fiscal year beginning April 1, 1999, (ii) $2,000,000 in respect of Licensee's fiscal year beginning April 1, 2000, (iii) $3,000,000 in respect of Licensee's fiscal year beginning April 1, 2001, (iv) $4,000,000 in respect of Licensee's fiscal year beginning April 1, 2002 and (v) $5,000,000 in respect of Licensee's fiscal year beginning April 1, 2003. In the event that the term hereof extends beyond Licensee's fiscal year beginning April 1, 2003, the amount of the Annual Royalty Advance shall increase by $1,000,000 for each such fiscal year thereafter.

     1.12 "Royalty Advance" shall have the meaning provided therefor in Section
          3.2 hereof.

     1.13 "Specified Royalty Percentage" shall mean fifty percent (50%) for the period from and including January 1, 1999 through and including March 31, 1994. Thereafter, the term "Specified Royalty Percentage" shall mean (i) fifty percent (50%) from and after the first day of each quarter of each fiscal year of Licensee commencing with Licensee's fiscal year beginning April 1, 1999) until such time, if any, during such quarter that the aggregate amount of all Royalty Advances outstanding as of the first day of such quarter (including the Royalty Advance payable on such first day) has been credited against royalties earned hereunder (a "Satisfaction Date"), and (ii) forty percent (40%) from and after a Satisfaction Date through and including the last day of the fiscal quarter in which such Satisfaction Date occurs.

     2. AMENDMENT OF SECTIONS 3.1 AND 3.2. Sections 3.1 and 3.2 of the Distributor Agreement are hereby amended to read in their entirety as follows:

          Section 3.1    ROYALTIES TO LICENSOR.

          (a) Licensee shall pay to Licensor for each Licensed Product licensed to a Redistributor or a Customer a royalty equal to the Specified Royalty Percentage of all revenues received (without deduction for value added tax, if any, but excluding any revenues for maintenance and support or upgrade services, which revenues are covered in paragraph (b) below) by Licensee under the Redistributor Agreement or Sublicense applicable to such Licensed Product.

          (b) Licensee shall pay to Licensor for maintenance and support and upgrade services provided under the applicable Sublicense or other written maintenance and support agreement with or approved by Licensee for each of the Licensed Products a royalty equal to the Specified Royalty Percentage of all revenues received (without deduction for value added tax, if any) by Licensee from a Redistributor or Customer relating to maintenance and support services or services for Upgrades or upgrades of systems for such Licensed Products.

          Section 3.2 TERMS OF PAYMENT. The royalties payable to Licensor pursuant to Section 3.1 shall be payable in accordance with the provisions of this Section 3.2. On or before the first day of each fiscal quarter of each fiscal year during the term hereof, commencing with the Licensee's fiscal year which begins on April 1, 1999, Licensee shall pay to Licensor, as an advance (a "Royalty Advance") of royalties anticipated to be paid hereunder during such fiscal year, an amount equal to twenty-five percent (25%) of the Annual Royalty Advance Requirement for such fiscal year. The aggregate amount of Royalty Advances outstanding from time to time shall be credited against royalties payable hereunder pursuant to Section 3.1 as and when such royalties are recognized as earned in accordance with generally accepted accounting principles. Royalty Advances made hereunder shall be made in respect of royalties that may become payable in respect of any and all Licensed Products and shall not be deemed made in respect of any particular Licensed Product. With respect to any royalty payments due hereunder from Licensee to Licensor in excess of the amount of Royalty Advances made by Licensee from time to time hereunder, such payments shall be payable on the later of (i) sixty
          (60) days after the date of the applicable invoice to a Redistributor or Customer, as the case may be, or (ii) five (5) business days following Licensee's receipt of payment from a Redistributor or Customer, as the case may be. Any royalty payment that is not paid when due will bear interest from the date such amount is due until the date payment is made at a rate equal to ten percent (10%) per annum. All royalty payments due to Licensor under this Agreement shall be paid in U.S. Dollars. Upon the expiration or any termination of this Agreement, Licensor shall repay to Licensee the aggregate amount of all Royalty Advances then outstanding.

     3. AMENDMENT OF TERM. Section 14.1 of the Distributor Agreement is hereby amended to read in its entirety as follows:

          Section 14.1 TERM. This Agreement shall be effective through and including March 31, 2004. Upon the expiration of such term, this Agreement will renew automatically for successive terms of one (1) year each unless either party to this Agreement delivers written notice of termination to the other party to this Agreement at least sixty (60) days prior to the end of the original or any renewal term.

     4. AMENDMENT OF TERMINATION PROVISIONS. The provisions of Section 14.2 are amended by deleting in its entirety subsection (b) thereof and by amending
Section 14.2(a)(2) to read in its entirety as follows:

          (2) Immediately upon written notice if the other party defaults in the performance of any obligation under this Agreement, including failure to promptly pay any amount due hereunder, and fails to cure such default within thirty (30) days after delivery of written notice specifying the default (with any termination as a result of Licensee's failure to pay amounts due under this Agreement resulting in acceleration of Licensee's obligation to pay all sums accrued and payable to Licensor under this Agreement as of the date of such termination).

     5. AMENDMENT OF NATURE OF DISTRIBUTORSHIP. Licensor and Licensee do hereby agree that this Amendment shall effect a change in the nature of the distributorship granted to Licensee pursuant to the Distributor Agreement from a non-exclusive to an exclusive distributorship (provided, however, that with respect to Licensor's Partitioned Database Facility product, Licensor also may license such product to International Business Machines Corporation for sublicensing and distribution). Any and all references in the Distributor Agreement to the rights granted to Licensee as non-exclusive rights are hereby amended to provide that such rights are exclusive rights (including without limitation such references in Sections 2.1 (Use of Master Copy), 2.2 (Sublicensing) and 2.8 (Trademarks and Copyright).).


     6. AMENDMENT OF SECTION 13.1. The Distributor Agreement is hereby amended by adding the following sentence to the end of Section 13.1:


          Notwithstanding the foregoing, the foregoing limitation on liability shall not be applicable in respect of any liability of Licensor to Licensee resulting from any misrepresentation in, or breach of, the terms of Section 6.2 hereof or in respect of Licensor's obligation to repay Royalty Advances pursuant to Section 3.2 hereof.

     7. CHANGE OF ADDRESSES FOR NOTICE. Section 15.2 of the Distributor Agreement is hereby amended by changing the address for notice to each of Licensor and Licensee to the following:

          14100 Southwest Freeway, Suite 500
          Sugar Land, Texas 77478
          Attn:   President

     8. ADDITION OF RIGHT OF FIRST REFUSAL. The Distributor Agreement is hereby amended by adding thereto a new Section 15.11 and a new Section 15.12, which shall read in their entirety as follows:

               Section 15.11 Right of First Refusal. If, at any time or from time to time during the term hereof, Licensor or any stockholder in Licensor shall have received a bona fide offer from any person or entity to sell, transfer or otherwise convey all or any stock in, or assets of, Licensor which Licensor or such stockholder, as the case may be (the "Offeree"), desires to accept, the Offeree shall first give written notice (the "Offering Notice") to Licensee of the financial and other terms and conditions (the "Terms and Conditions") of such offer. Licensee shall have the right and a first opportunity to purchase, lease or otherwise acquire, as the case may be, all or the applicable portion of such stock or assets (as specified in the applicable Offering Notice) on the Terms and Conditions set forth in the Offering Notice, such right to be exercised by notice in writing to the Offeree within ninety (90) days after the giving of the Offering Notice. If Licensee shall have exercised such right, the closing shall be held at the corporate offices of Licensee on the closing date specified in the Offering Notice or the date that is ninety (90) days after the date of Licensee's notice of its exercise of such right, whichever is later. If either party shall default under this Section, the other party shall be entitled to specific performance. If Licensee shall fail to give notice of the exercise of its right of first refusal under this Section within such ninety (90) day period, or if Licensee shall notify the Offeree within such ninety (90) day period that Licensee has waived such right, then the Offeree shall have the right to sell, transfer or convey all or the applicable portion of the stock in, or assets of, Licensor (as specified in the Offering Notice) pursuant to the terms of the specific offer described in the applicable Offering Notice, but not otherwise. If such sale, transfer or conveyance is not consummated in accordance with the offer and the Terms and Conditions specified in the applicable Offering Notice, the rights of Licensee to an Offering Notice shall be reinstated. No exercise or waiver by Licensee of any of its rights hereunder shall modify, abridge, impair or affect any of Licensee's rights under any of the other terms or provisions of this Agreement. Any sale, transfer or other conveyance of all or any part of the stock in, or assets of, Licensor in violation of this Section shall be null and void. Skunkware, Inc., a Delaware corporation and the sole stockholder of Licensor ("Skunkware"), is joining in this Agreement for the purpose of agreeing to the terms of this Section and Section 15.12.

               Section 15.12 OPTION TO PURCHASE. Skunkware and Licensor hereby grant to Licensee the exclusive and irrevocable right and option to purchase (the "Option"), at Licensee's election, either (i) all of the assets of Licensor or (ii) all of the issued and outstanding stock of Licensor. Such option shall be exercisable during a period (the "Option Period") commencing on and including the earlier of (i) the date upon which Licensee shall have paid to Licensor, in any single fiscal year of Licensee, royalty payments hereunder in the aggregate amount of $10,000,000 or (ii) January 1, 2002, and ending upon the expiration or sooner termination of this Agreement. Licensee's exercise of the Option is at its sole discretion. Licensee may exercise the Option by written notice to Licensor and Skunkware at any time during the Option Period. Upon any such exercise of the Option, Licensee and Licensor or Skunkware (as the case may be) shall proceed to diligently and in good faith negotiate and execute a definitive purchase and sale agreement for Licensor's acquisition of all of the assets of, or outstanding capital stock in, Licensor, as the case may be. In the event that Licensee and Licensor or Skunkware, as the case may be, are unable to agree on any terms or conditions for such acquisition, the same shall be submitted to arbitration in accordance with the rules and procedures of the American Arbitration Association, with the arbitrator(s) to be experienced in the mainframe software industry. Notwithstanding the foregoing provision for arbitration concerning the terms of any purchase and sale agreement, and without limiting any other conditions that may be included in any such purchase and sale agreement, Licensee shall have no obligation to consummate the acquisition of the assets of, or stock in, Licensor pursuant to its exercise of the Option if Licensee's board of directors should determine, in its sole discretion, that such acquisition would not be accretive to the value of Licensee. The definitive purchase and sale agreement shall provide that License may pay the purchase price thereunder in cash, in shares of its Common Stock or in some combination thereof. So long as the Option shall be in existence (whether or not exercisable), Skunkware and Licensor agree that Licensor will conduct its business in the ordinary course and will not, without the prior written consent of Licensee, merge or consolidated with any other entity, sell all or substantially all of its assets, grant or permit to exist any lien or encumbrance on any material portion of its assets, issue any securities to any person other than Skunkware or engage in any other transaction or enter into any other agreement other than in the ordinary course of business. Skunkware further agrees that, so long as the Option shall be in existence (whether or not exercisable), it shall be and remain the sole Stockholder Licensor, and Licensor shall not issue to any other person or entity any stock, warrants or similar rights to acquire equity interests in Licensor.

     9.   MISCELLANEOUS.


          (a) Capitalized terms used in this Amendment that are not defined herein shall have the meanings provided therefor in the Distributor Agreement.

          (b) The captions used for the Sections in this Amendment are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or the intent of this Amendment or any Section hereof.

          (c) This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be construed as a single instrument.

          (d) In the event any provision of this Amendment is declared or adjudged to be unenforceable or unlawful by any court, then such unenforceable or unlawful provision shall be excised herefrom, and the remainder of this Amendment, together with all rights and remedies granted thereby, shall continue and remain in full force and effect.

          (e) The Distributor Agreement, as amended by this Amendment, constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and thereby. All prior negotiations, representations and agreements with respect thereto not incorporated in this Amendment or the Distributor Agreement are hereby canceled. As modified hereby, the Distributor Agreement shall continue in full force and effect and be binding upon the parties hereto and their respective successors and permitted assigns.
References to the Distributor Agreement after the date hereof shall mean the Distributor Agreement as amended pursuant to this Amendment. The amendments to the Distributor Agreement effected by this Amendment shall be effective from and after the date hereof.

          (f) This Amendment shall be governed by and construed under the law governing the Distributor Agreement.

             [The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

                              PEREGRINE/BRIDGE TRANSFER
                              CORPORATION



                              By: /s/ Joe Backer
                                 ----------------------------
                              Name: Joe Backer
                                   --------------------------
                              Title: CEO
                                    -------------------------


                              NEON SYSTEMS, INC.



                              By: /s/ John S. Reiland
                                 ----------------------------
                              Name: John S. Reiland
                                   --------------------------
                              Title: CFO
                                    -------------------------

                             JOINDER OF SKUNKWARE, INC.


     Skunkware, Inc., a Delaware corporation, hereby joins in that certain Distributor Agreement dated as of January 1, 1996, between Peregrine/Bridge Transfer Corporation ("PBTC") and NEON Systems, Inc. ("NEON"), as amended by the First Amendment to Distributor Agreement dated as of November 19, 1998 by and between PBTC and NEON, such joinder being for purposes of acknowledging and agreeing to be bound by the terms of the Right of First Refusal set forth in
Section 15.11 of the Distributor Agreement and the Option to Purchase set forth in Section 15.12 of the Distributor Agreement. Skunkware hereby represents and warrants to NEON that Skunkware is the sole stockholder of PBTC. Skunkware further agrees that its agreements set forth herein shall be binding on its successors and assigns and inure to the benefit of NEON's successors and assigns.

     Skunkware's address for any notice to it under the terms of the Distributor Agreement is as follows: Skunkware, Inc., 14100 Southwest Freeway, Suite 500, Sugar Land, Texas 77478, Attn: President.

     Executed as of the 1st day of January, 1999.


                                        SKUNKWARE, INC.



                                        By: /s/ Joe Backer
                                           -------------------------
                                        Name: Joe Backer
                                             -----------------------
                                        Title: CEO
                                              ----------------------







66049:53214:DALLAS:277267.9